The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-160422

Subject to Completion, dated July 27, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 16, 2009)

             Shares

Common Stock

We are selling              shares of our common stock in a firm commitment underwriting. Our common stock is listed on the Nasdaq Capital Market under the symbol “MBRG.” On July 24, 2009, the reported last sale price of our common stock on the Nasdaq Capital Market was $12.00 per share.

Investing in our common stock involves a high degree of risk. You should carefully read this prospectus supplement, the accompanying prospectus, our periodic reports and other information we file with the Securities and Exchange Commission and any information under the headings “Risk Factors” beginning on page S-5 of this preliminary prospectus supplement and “Item 1A Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, before buying shares of our common stock.

	Per Share	Total
Public offering price (1)	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to us (1)	$	$

(1)	Our directors, executive officers and members of their families may purchase shares at $ per share or the public offering price, whichever is higher. The underwriter has agreed that the underwriting discount will be $ per share for shares purchased by such persons. The total proceeds and total price to public assumes the purchase of shares by such persons.

The underwriter may purchase up to an additional              shares from us at the public offering price, less the underwriting discount and commission, within 30 days from the date of the underwriting agreement.

The aggregate market value of our outstanding common equity held by non-affiliates as of June 9, 2009 was approximately $61,552,314. The aggregate market value of all securities sold pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus and the securities offered hereby is                    .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities will not be savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.

The underwriter expects to deliver the shares to purchasers on or before                     , 2009.

SCOTT & STRINGFELLOW, LLC

The date of this prospectus supplement is                     , 2009

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the common stock offered hereby.

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference into the prospectus supplement and the accompanying prospectus, carefully before you invest in our common stock. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we file with the Securities and Exchange Commission, or the SEC. Neither we nor the underwriter have authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriter are making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless this prospectus supplement otherwise indicates or the context otherwise requires, the terms “Middleburg,” “our,” “us” and “we” as used in this prospectus supplement refer to Middleburg Financial Corporation and our subsidiaries as a combined entity. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option to purchase additional shares granted to the underwriter is not exercised in whole or in part. References to “Middleburg Bank” or the “Bank” refer to Middelburg Bank, which is our principal banking subsidiary.

ii

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import.

Such forward-looking statements involve known and unknown risks including, but not limited to, the following factors:

•	changes in general economic and business conditions in our market area;

•	changes in banking and other laws and regulations applicable to us;

•	maintaining asset qualities;

•	risks inherent in making loans such as repayment risks and fluctuating collateral values;

•	changing trends in customer profiles and behavior;

•	changes in interest rates and interest rate policies;

•	maintaining cost controls as we open or acquire new facilities;

•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;

•	the ability to continue to attract low cost core deposits to fund asset growth;

•

the ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand, organically or by acquisition, in the future;

•	reliance on our management team, including our ability to attract and retain key personnel;

•	demand, development and acceptance of new products and services;

•	problems with technology utilized by us;

•	maintaining capital levels adequate to support our growth; and

•

other factors described under “Risk Factors” in this prospectus supplement and in our periodic and current reports filed with the SEC, which we have incorporated by reference in this prospectus supplement.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this prospectus supplement, or after the respective dates on which such statements are otherwise made.

iii

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement before making your investment decisions. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriter will not exercise its option to purchase additional shares.

Middleburg Financial Corporation

The Company

Middleburg Financial Corporation is a bank holding company headquartered in Middleburg, Virginia. We conduct our primary operations through two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc.

Middleburg Bank opened for business on July 1, 1924 and has continuously offered banking products and services to surrounding communities since that date. Middleburg Bank has eight full service facilities and one limited service facility in Middleburg, Ashburn, Purcellville, Reston, Leesburg, Warrenton and Marshall, Virginia. Middleburg Investment Group is a non-bank holding company for Middleburg Trust Company, our trust company that began operating in 1994, and Middleburg Investment Advisors, Inc., our investment advisory firm that has served clients since 1981. The bank also owns 57.1% of Southern Trust Mortgage, LLC, a regional mortgage lender. Through our subsidiaries, we offer a wide range of banking, fiduciary and investment management services to both individuals and small businesses throughout the Southeast.

As of June 30, 2009, we had total consolidated assets of $1.0 billion, total stockholders’ equity of $103.5 million, net loans held for investment of $642.9 million, demand deposits of $124.5 million, and total deposits of $810.1 million.

Second Quarter 2009 Earnings Update

On July 23, 2009, we announced net income for the second quarter ended June 30, 2009 of $813,000 and net income available to common shareholders of $516,000, or $0.11 per diluted share. For the second quarter of 2009, net interest margin decreased from 4.45% for the quarter ended March 31, 2009 to 4.36%, while consolidated total assets grew to over $1.0 billion. Mortgages held for resale increased $7.9 million from March 31, 2009 to $74.3 million at June 30, 2009. Total deposits increased $36.9 million, or 4.8%, during the second quarter of 2009 to $810.1 million. We also announced improved Tier I capital and leverage ratios of 13.5% and 10.6%, respectively.

For the six months ended June 30, 2009, we announced net income of $1.8 million and net income available to common shareholders of $1.3 million. Total consolidated assets increased $59.4 million in the first six months of 2009. FDIC assessments expense during the first half of 2009 totaled $1.1 million, which included a special assessment in the second quarter of 2009 of $481,000. Mortgages held for resale increased $34.0 million during the six months ended June 30, 2009 and short-term borrowings decreased $19.7 million.

Our Primary Market Area

Our primary service area is Loudoun County, western Fairfax County and Fauquier County. Collectively, these Northern Virginia markets in which we operate are considered to be some of strongest banking markets in the United States in terms of population growth, affluence, educational levels and levels of unemployment.

Strategic Plan

We are a bank engaged in the business of wealth management. We view wealth as a relative term in that every client goes through a life cycle of creation, preservation and transfer of their personal wealth. Our business strategy consists of the following four components.

•

Integrate our Diversified Financial Services. While the core banking components of lending and deposit gathering continue to be a large part of our ongoing success, we believe that the financial life cycle also includes the need for mortgages, investment brokerage services, and investment and trust management. Our prior acquisitions have enhanced the financial solutions available to meet our clients’ needs of creating, preserving and ultimately transferring their wealth. We intend to continue the integration of our diversified business lines to strengthen our relationships with customers through our Client Action Team approach, the goal of which is to turn a single transaction into a relationship.

•

Brand Positioning. Critical to the success of our business strategy in serving our customers, which is centered around our Client Action Team, is hiring highly competent and engaged local banking professionals with established relationships with small businesses and affluent households. We provide a rewarding working environment and continually communicate our mission and goals in a clear, consistent and sustainable fashion. Given the strength of our institution from over 85 years of service to our clients, we have found that our brand and banking strategy provides us with a competitive advantage in hiring and retaining these professionals.

•

Expand our Geographic Footprint. Under our current business strategy, all of our financial services are available at a single branch, known as a financial service center. The financial service centers are larger than most traditional retail banking branches in order to allow commercial, mortgage, retail and wealth management personnel and services to be readily available to our clients. We expect to expand our geographic footprint by analyzing and selecting markets and delivery channels that match our brand and business strategy by hiring experienced, in-market bankers. We expect that this expansion will provide us with lower cost “core” deposits needed to support our continued growth.

•

Maintain Our Strong Financial Position. We plan to maximize shareholder returns by maintaining financial discipline, superior asset quality, efficiency and non-interest income generation, and by providing quality financial solutions through relationship banking. However, we will not reduce our credit standards or pricing to generate growth or short term returns.

Management Team

Our senior management team consists of 11 officers who have 270 years of combined financial services experience and over 95 year combined experience serving Middleburg Bank.

* * * * *

Our corporate headquarters are located at 111 West Washington Street, Middleburg, Virginia 20117, and our telephone number is (703) 777-6327. Our Internet address is www.middleburgbank.com. The information contained on our website is not part of this prospectus supplement.

The Offering

Common Stock Offered	shares of common stock, par value $2.50 per share.

Option to Purchase Additional Shares	The underwriter may purchase up to an additional shares from us at the public offering price, less the underwriting discount, within 30 days from the date of the underwriting agreement.

Common Stock Outstanding After This Offering (1)	shares of common stock outstanding ( if the underwriter exercises in full its option to purchase additional shares).

Common Stock Dividends and Distributions	Our dividends and other distributions, if any, are determined and declared by our board of directors from time to time. On July 2, 2009, our board of directors declared a cash dividend of $0.10 for each share, payable on July 31, 2009 to common shareholders of record on July 17, 2009. Our ability to distribute cash dividends will depend primarily on the ability of our subsidiaries to pay dividends to us and be limited by regulatory restrictions and the need to maintain sufficient consolidated capital. We typically pay quarterly dividend out of assets legally available for distribution. (See “Dividend Policy.”)

Net Proceeds	The net proceeds of this offering will be approximately $ (after deducting offering expenses payable by us) based on the public offering price of $ per share. (See “Use of Proceeds.”)

Use of Proceeds	We intend to use the net proceeds we receive from this offering for general corporate purposes, including, if approved, the redemption of our Series A Preferred Stock and warrant issued to the U.S. Treasury through the Capital Purchase Program. (See “Use of Proceeds.”)

Nasdaq Capital Market symbol	MBRG

Risk Factors	An investment in our common stock involves certain risks. You should carefully consider the risks described below under the heading “Risk Factors” and the risks described in our annual report on Form 10-K for the fiscal year ended December 31, 2008 under the heading “Item 1A Risk Factors”, which is incorporated herein, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully review and consider those risks before you purchase any shares of common stock.

(1)	The number of shares of common stock outstanding immediately after the closing of this offering is based on 4,993,245 shares of common stock outstanding as of July 24, 2009. Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes shares issuable pursuant to the exercise of the underwriter’s option to purchase additional shares, 208,202 shares of common stock issuable upon the exercise of the warrant held by the U.S. Treasury, 23,824 shares of common stock issuable under our stock compensation plans, and 229,343 shares of common stock issuable upon exercise of outstanding options as of July 24, 2009.

Summary Consolidated Financial Data

The information at and for the years ended December 31, 2004 through 2008 is derived in part from, and should be read together with, our audited consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus. The information at and for the three months ended March 31, 2009 and 2008 is unaudited. In the opinion of our management, however, all adjustments consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The operating data for the three months ended March 31, 2009 are not necessarily indicative of the results that might be expected for the year.

	Quarters Ended March 31,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except ratios and per share amounts)
Balance Sheet Data: (6)
Assets (1)	$998,263	$923,106	$985,191	$841,400	$772,305	$739,911	$606,121
Loans, net (2)	717,039	681,654	702,651	638,692	564,750	520,511	345,703
Securities	165,921	157,221	181,312	129,142	135,435	149,591	174,388
Deposits	773,248	596,027	744,782	588,769	570,599	551,432	424,879
Middleburg Financial Corporation shareholders’ equity	98,132	76,932	75,677	77,904	77,898	53,476	51,562
Total shareholders’ equity	100,699	80,517	77,605	77,904	77,898	53,476	51,562
Average shares outstanding, basic	4,536	4,526	4,528	4,506	4,132	3,803	3,804
Average shares outstanding, diluted	4,539	4,559	4,554	4,578	4,223	3,906	3,920
Income Statement Data: (6)
Interest income	$14,991	$13,977	$55,922	$49,628	$45,398	$36,212	$26,667
Interest expense	5,307	6,250	22,719	22,441	18,487	11,596	6,033
Net interest income	9,684	7,727	33,203	27,187	26,911	24,616	20,634
Provision for loan losses	1,037	2,064	5,261	1,786	499	1,744	796
Net interest income after provision for loan losses	8,647	5,663	27,942	25,401	26,412	22,872	19,838
Noninterest income	4,987	4,802	16,904	7,702	8,115	9,021	8,594
Noninterest expense	11,832	10,507	42,599	29,455	23,210	21,920	18,559
Income before income taxes (3)	1,802	(42)	2,247	3,648	11,317	9,973	9,873
Income tax expense (benefit)	140	(164)	444	584	3,299	2,799	2,781
Net income	1,662	122	1,803	3,064	8,018	7,174	7,092
Less: net income attributable to non-controlling interest	(678)	31	757	—	—	—	—
Net income attributable to Middleburg Financial Corporation	984	153	2,560	3,064	8,018	7,174	7,092
Amortization of warrants	13	—	—	—	—	—	—
Dividend on preferred stock	186	—	—	—	—	—	—
Net income available to common shareholders	785	153	2,560	3,064	8,018	7,174	7,092
Per Share Data:
Net income, basic	$0.17	$0.03	$0.57	$0.68	$1.94	$1.89	$1.86
Net income, diluted	0.17	0.03	0.56	0.67	1.90	1.84	1.81
Cash dividends	0.19	0.19	0.57	0.76	0.76	0.76	0.76
Book value at period end	16.14	17.04	16.69	17.21	17.29	14.05	13.54
Tangible book value at period end	14.74	15.57	15.20	16.06	16.06	12.50	11.90
Asset Quality Ratios:
Non-performing loans to total portfolio loans	1.35%	1.64%	1.19%	1.03%	0.00%	0.02%	0.00%
Non-performing loans to total assets	1.73	1.48	0.81	0.79	0.00	0.00	0.00
Net charge-offs (recoveries) to average loans	0.19	0.27	0.51	0.04	0.01	0.00	(0.01)
Allowance for loan losses to loans outstanding at end of period	1.47	1.32	1.41	1.10	0.98	0.98	0.98
Selected Ratios:
Return on average assets	0.35%	0.53%	0.28%	0.38%	1.05%	1.05%	1.29%
Return on average equity	3.81	5.86	3.37	3.83	12.25	13.65	14.31
Dividend payout	111.76	633.33	100.00	111.76	39.41	40.21	40.76
Efficiency (4)	79.50	81.84	80.53	81.25	63.85	63.32	61.92
Net interest margin (5)	4.45	3.91	4.00	3.77	3.97	4.11	4.29
Equity to assets	9.83	8.33	7.68	9.26	10.09	7.23	8.51
Tier 1 risk-based capital	13.28	11.10	10.25	11.55	12.79	11.10	14.20
Total risk-based capital	14.51	12.10	11.50	12.59	13.70	12.00	15.10
Leverage	10.52	9.20	8.40	9.44	10.26	8.70	10.20

(1)	Adjusted to reflect the application of FASB Interpretation No. 46R. The common equity portion of the Trust Preferred entities has been deconsolidated and is included in Assets for all years reported.
(2)	Includes mortgages held for sale.
(3)	Consolidated Southern Trust Mortgage, LLC in 2009 & 2008 based on the Company’s 57.1% ownership interest at year end.
(4)	Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses.
(5)	Net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.
(6)	Adjusted to reflect the application of SFAS No. 160.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below and the risks described in our annual report on Form 10-K for fiscal year ended December 31, 2008 in the “Risk Factors” section, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference therein.

The price of our common stock may fluctuate significantly, which may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. These factors include, in addition to those described in “Forward-Looking Statements”:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

•	speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	fluctuations in the stock price and operating results of our competitors;

•	future sales of our equity or equity-related securities;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•	domestic and international economic factors unrelated to our performance; and

•	general market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for our common stock.

There may be future sales of our equity securities, or other transaction which dilute our book value, which may adversely affect the market price of our common stock.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. Except as described under the heading “Underwriting” below, we are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common stock or preferred stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to shareholders of our common stock. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then current shareholders. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur. We cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings.

The trading volume in our common stock is less than that of other larger financial services companies.

Although our common stock is traded on the Nasdaq Capital Market, the trading volume in our common stock is minimal and less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall. Additionally, as a result of the low volume, you may not be able to quickly sell a significant number of shares at the market price. An active market for the common stock may not develop after the offering.

Sales of large amounts of our common stock, or the perception that sales could occur, may depress our stock price.

Even if our business is doing well, the market price of our common stock could drop if our existing shareholders decide to sell their shares. As of June 30, 2009, David L. Sokol owned about 14.6% of the outstanding shares of our common stock and Millicent W. West owned about 9.1% of the outstanding shares of our common stock. The market price could drop significantly if Mr. Sokol or Ms. West sold these shares or other investors perceive sales to be imminent.

A substantial number of our shares issuable under our option plans will be freely tradeable. Sales of substantial amounts of these shares could also cause the market price of our common stock to drop significantly. As of June 30, 2009, 155,180 shares of common stock were available for grant under our stock option plan and options to purchase 229,343 shares of our common stock were outstanding (157,080 of which were exerciseable). The issuance or sale or the availability for sale of a large number of shares of our common stock in the public market could adversely affect the price of our common stock.

In addition, in January 2009 we issued to the U.S. Treasury a warrant to purchase 208,202 shares of our common stock at an exercise price of $15.85 per share. In connection with the issuance of such warrants, we entered into a Letter Agreement and Securities Purchase Agreement with the U.S. Treasury, under the terms of which the U.S. Treasury may request us to file a registration statement to register the warrants and the common stock issuable upon the exercise of the warrant that will cover sales to third parties by the holders of such warrant or common stock. The exercise of the warrant and the sale of the underlying shares of common stock could adversely affect the market price of our common stock.

Our ability to pay dividends is limited and we may be unable to pay future dividends.

Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient capital in the Company and in our subsidiaries. The ability of our bank subsidiary to pay dividends to us is limited by the bank’s obligations to maintain sufficient capital, earnings and liquidity and by other general restrictions on their dividends under federal and state bank regulatory requirements. In July 2009, we announced that we had cut the regular quarterly dividend to $0.10 per share, from $0.19 per share, in light of continued weak economic conditions. We cannot be certain as to when, if ever, the dividend may be increased, nor can we be certain that further reductions of the dividend will not be made.

In addition, as a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Board of Governors of the Federal Reserve System, or the Federal Reserve, regarding capital adequacy and dividends. The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on common stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred debt) on our financial condition. These guidelines also require that we review our net income for the current and past four quarters, and the level of dividends on common stock and other Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention.

Under the Federal Reserve’s policy, the board of directors of a bank holding company should also consider different factors to ensure that its dividend level is prudent relative to the organization’s financial position and is not based on overly optimistic earnings scenarios such as any potential events that may occur before the payment date that could affect its ability to pay while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer, or significantly reduce the bank holding company’s dividends if: (i) its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) its prospective rate of earnings retention is not consistent with the its capital needs and overall current and prospective financial condition; or (iii) it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. If we do not satisfy these regulatory requirements or the Federal Reserve’s policies, we will be unable to pay dividends on our common stock.

We also are subject to certain limitations on our ability to pay dividends as a result of our issuance of preferred stock to the U.S. Treasury pursuant to the Capital Purchase Program. The preferred stock is in a superior ownership position compared to our common stock. Dividends must be paid to the preferred stock holder before they can be paid to our common shareholders. In addition, prior to January 30, 2012, unless we have redeemed the preferred stock or the U.S. Treasury has transferred the preferred stock to a third party, the consent of the Treasury will be required for us to increase our common stock dividend or repurchase our common stock or other equity or capital securities, other than in certain circumstances. If the dividends on the preferred stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, our authorized number of directors will be automatically increased by two and the holders of the preferred stock will have the right to elect those directors at our next annual meeting or at a special meeting called for that purpose; these two directors will be elected annually and will serve until all accrued and unpaid dividends for all past dividend periods have been declared and paid in full. These restrictions could limit our ability to pay dividends on our common stock.

Further, we cannot pay any dividends on the common stock, or acquire any shares of common stock, if any distributions on our trust preferred securities are in arrears.

Certain provisions under our articles of incorporation and applicable law may make it difficult for others to obtain control of our corporation even if such a change in control may be favored by some shareholders.

Certain provisions in our articles of incorporation and applicable Virginia corporate and banking law may have the effect of discouraging a change of control of our Company even if such a transaction is favored by some of our shareholders and could result in shareholders receiving a substantial premium over the current market price of our shares. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of our Company. These provisions may also tend to perpetuate present management and make it difficult for shareholders owning less than a majority of the shares to be able to elect even a single director. See “Description of Capital Stock—Certain Provisions of our Articles of Incorporation and Bylaws and Virginia Law” in the accompanying prospectus.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured or guaranteed against loss by the FDIC or any other government agency. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

A substantial decline in the value of our Federal Home Loan Bank of Atlanta common stock may result in an other than temporary impairment charge.

We are a member of the Federal Home Loan Bank of Atlanta, or FHLB, which enables us to borrow funds under the Federal Home Loan Bank advance program. As a FHLB member, we are required to own FHLB common stock, the amount of which increases with the level of our FHLB borrowings. The carrying value and fair market value of our FHLB common stock was $15.6 million as of December 31, 2008. On January 30, 2009, the FHLB announced that in light of the FHLB’s other-than-temporary impairment analysis it was still completing for the fourth quarter of 2008, the FHLB deferred the declaration of the fourth quarter dividend. The FHLB has also suspended daily repurchases of FHLB common stock, which adversely affects the liquidity of these shares. Consequently, there is a risk that our investment could be deemed other than temporarily impaired at some time in the future.

Increases in FDIC insurance premiums may cause our earnings to decrease.

The limit on FDIC coverage has been temporarily increased to $250,000 for all accounts through December 31, 2013. As a result, the FDIC almost doubled its assessment rate on well-capitalized institutions by raising the assessment rate 7 basis points at the beginning of 2009. The FDIC has adopted another final rule effective April 1, 2009, to change the way that the FDIC’s assessment system differentiates for risk, make corresponding changes to assessment rates beginning with the second quarter of 2009, as well as other changes to the deposit insurance assessment rules. On September 30, 2009, the FDIC will collect a special assessment of five basis points on an FDIC-insured depository institution’s assets, minus Tier 1 capital. The special assessment is accrued as a liability for the quarter ending June 30, 2009 and is capped at 10 basis points of an institution’s domestic deposits. These actions could significantly increase our noninterest expense in 2009 and for the foreseeable future.

Revenue from our mortgage lending investment is sensitive to changes in economic conditions, decreased economic activity, a slowdown in the housing market, higher interest rates or new legislation and may adversely impact our profits.

Our mortgage banking subsidiary, Southern Trust Mortgage, has provided a significant portion of our consolidated business and maintaining our revenue stream in this segment is dependent upon our ability to originate loans and sell them to investors. For the three months ended March 31, 2009, Southern Trust Mortgage produced net income of approximately $1.5 million attributable to Middleburg. Loan production levels are sensitive to changes in economic conditions and can suffer from decreased economic activity, a slowdown in the housing market or higher interest rates. Generally, any sustained period of decreased economic activity or higher interest rates could adversely affect Southern Trust Mortgage’s mortgage originations and, consequently, reduce its income from mortgage lending activities. In addition, new legislation, including proposed legislation that would require Southern Trust Mortgage to retain five percent of the credit risk of securitized exposures, could adversely affect its operations.

We could also experience a reduction in the carrying value of our equity investment in Southern Trust Mortgage if Southern Trust Mortgage operations are negatively impacted. The carrying value for Southern Trust Mortgage at March 31, 2009 was approximately $5.8 million. A reduction in our carrying value could negatively impact our net income through an impairment expense.

Deteriorating economic conditions may also cause home buyers to default on their mortgages. In certain of these cases where Southern Trust Mortgage has originated loans and sold them to investors, it may be required to repurchase loans or provide a financial settlement to investors if it is proven that the borrower failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor. Such repurchases or settlements would also adversely affect our net income.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting underwriting discounts, commissions and the estimated expenses of this offering payable by us, will be approximately $             (or approximately $             if the underwriter exercises its option to purchase additional shares in full). We intend to use the net proceeds we receive from this offering, plus existing resources as necessary (including the proceeds we received from our sale of common stock to David L. Sokol), for general corporate purposes, including the redemption of all or a portion of our Series A Preferred Stock and warrant issued to the U.S. Treasury as part of the Capital Purchase Program. Our 22,000 shares of Series A Preferred Stock would be purchased at their $1,000 per share liquidation preference. The warrant, which allows the U.S. Treasury to purchase 208,202 shares of our common stock at an exercise price of $15.85 per share, would be repurchased at fair market value. Because our redemption of the Series A Preferred Stock and warrant is subject to regulatory approval, there can be no assurance when, or if, the Series A Preferred Stock and warrant can be redeemed.

CAPITALIZATION

The following table presents our capitalization as of March 31, 2009:

•	on an actual basis; and

•

on an as adjusted basis, after giving effect to the sale of             shares of our common stock in this offering at $             per share and the application of the net proceeds of this offering for general corporate purposes.

The information should be read in conjunction “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes to those statements that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	March 31, 2009
	Actual	As Adjusted
	(unaudited)
	(Dollars in thousands)
Common stock, $2.50 par value, 20,000,000 shares authorized: 4,730,317 shares issued and outstanding, shares issued and outstanding as adjusted (1)	11,826
Preferred stock, $2.50 par value, net of unamortized discount on warrants, 1,000,000 shares authorized: 22,000 shares issued and outstanding	21,584	21,584
Capital surplus	26,083
Retained earnings	43,665	43,665
Accumulated other comprehensive loss, net	(5,026)	(5,026)

Total Middleburg Financial Corporation shareholders’ equity	98,132
Non-controlling interest in consolidated subsidiary	2,567	2,567

Total capitalization	100,699

(1)

This amount does not include 208,202 shares of common stock issuable upon the exercise of the warrant held by the U.S. Treasury and 229,343 common shares issuable upon exercise of options outstanding as of July 24, 2009, that were granted under our stock option plans with a weighted average exercise price of $17.96. Of the outstanding options, 157,080 are currently exercisable at a weighted average exercise price of $19.78.

PRICE RANGE OF COMMON STOCK

Our common stock is currently listed for quotation on the Nasdaq Capital Market under the symbol “MBRG.” As of July 24, 2009, our common stock was held by approximately 490 shareholders of record. In addition, we estimate that there were 2,036 beneficial owners of our common stock who own their shares through brokers or banks.

The high and low sale prices per share for our common stock for each quarter of 2007, 2008 and 2009 as reported on the market at the time and dividends declared during those periods were as follows:

Periods Ended	High	Low	Dividends
2007
First Quarter	$36.55	$32.00	$0.19
Second Quarter	34.00	31.64	0.19
Third Quarter	32.80	28.43	0.19
Fourth Quarter	30.25	19.61	0.19

2008
First Quarter	$25.93	$19.25	$0.19
Second Quarter	24.97	19.00	0.19
Third Quarter	20.00	16.25	0.19
Fourth Quarter	17.50	13.25	0.00

2009
First Quarter	$15.29	$8.51	$0.19
Second Quarter	15.78	11.00	0.19
Third Quarter (through July 24)	14.19	12.00	0.10

DIVIDEND POLICY

We historically have paid cash dividends on a quarterly basis. Our board of directors temporarily reduced the quarterly dividend on our common stock to $0.10 per share from $0.19 per share, commencing in the third quarter of 2009. The final determination of the timing, amount and payment of dividends on our common stock is at the discretion of our board of directors and will depend upon the earnings of the Company and its subsidiaries, principally Middleburg Bank, the financial condition of the Company and other factors, including general economic conditions and applicable governmental regulations and policies.

Our ability to distribute cash dividends will depend primarily on the ability of our subsidiaries to pay dividends to us. Middleburg Bank is subject to legal limitations on the amount of dividends it is permitted to pay. Furthermore, neither Middleburg Bank nor we may declare or pay a cash dividend on any of our capital stock if we are insolvent or if the payment of the dividend would render us insolvent or unable to pay our obligations as they become due in the ordinary course of business. In addition, as a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on common stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred debt) on our financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the level of dividends on common stock and other Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention. We are also subject to certain limitations on our ability to pay dividends as a result of our participation in the Capital Purchase Program. See the discussion of regulations applicable to us in our annual report on Form 10-K for the year ending December 31, 2008 and “Risk Factors—Our ability to pay dividends is limited and we may be unable to pay future dividends” in this prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following is a brief description of our common stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, copies of which have been filed with the SEC and are also available upon request from us.

As of July 24, 2009, we had 21,000,000 shares of capital stock authorized. This authorized capital stock consisted of:

•	20,000,000 shares of common stock, par value $2.50 per share, 4,993,245 of which were outstanding; and

•	1,000,000 shares of preferred stock, par value $2.50 per share, 22,000 of which were outstanding.

Additionally, at July 24, 2009 there were 208,202 shares of common stock issuable upon the exercise of the warrant held by the U.S. Treasury and 229,343 common shares issuable upon exercise of outstanding options that were granted under our stock option plans with a weighted average exercise price of $17.96. Of the outstanding options, options to purchase 157,080 common shares at July 24, 2009 are currently exercisable at a weighted average exercise price of $19.78.

A description of the common stock to be issued in this offering and a summary of the material provisions of our articles of incorporation, as amended, and bylaws, as amended is provided in “Description of Capital Stock” in the accompanying prospectus beginning on page 8.

In addition, the Bank Holding Company Act of 1956, or the BHC Act, generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of the voting stock of us. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, such as us, could constitute acquisition of control of the bank holding company.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES APPLICABLE TO

NON-U.S. HOLDERS OF COMMON STOCK

This section summarizes certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock by a non-U.S. holder (defined below) who holds our common stock as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). You are a non-U.S. holder if you are neither, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a partnership or other entity treated as a partnership for United States federal income tax purposes;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; nor

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons” within the meaning of the Code have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This section is based on the tax laws of the United States, including the Code, the existing and proposed Treasury regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder, including non-U.S. holders subject to special rules (e.g., certain former citizens and expatriates of the United States, “controlled foreign corporations” and “passive foreign investment companies”). In addition, this section does not address any possible applicability of any United States federal tax other than the income tax or the estate tax or of any United States state or local or non-United States tax.

If a partnership holds our common stock, the United States federal income tax treatment of the partnership or a partner in the partnership will generally depend on the status of the partner and the tax treatment of the partnership. Partners in a partnership holding our common stock should consult their tax advisors with regard to the United States federal income tax treatment of an investment in our common stock.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local, non-United States or other taxing jurisdiction.

Distributions

Distributions paid to a non-U.S. holder of our common stock will constitute a “dividend” for United States federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as of the end of our taxable year of the distribution, as determined for United States federal income tax purposes. Any distributions that exceed both our current and accumulated earnings and profits would first constitute a non-taxable return of capital, which would reduce the basis in your shares, but not below zero, and thereafter would be treated as gain from the sale of stock (see “—Gain on Disposition of Common Stock” below).

Except as described below, if you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. Even if you are eligible for an exemption or a lower treaty rate, we and our paying agent will generally be required to withhold at a 30% gross rate on dividend payments to you, unless you have satisfied certain certification requirements, which may be met by furnishing to us or our paying agent a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalty of perjury, your status as (or, in the case of a non-U.S. holder that is a partnership, estate, trust or other intermediary, such forms certifying the status of each partner in the partnership or beneficiary of the estate, trust or other intermediary, as) a non-United States person and your entitlement to the exemption or the lower treaty rate with respect to such payments.

If you are eligible for a reduced rate of or exemption from United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a “permanent establishment” or, in the case of an individual non-U.S. holder, “fixed base,” that you maintain in the United States, we and our paying agent generally are not required to withhold tax from the dividends, provided that you have satisfied certain certification requirements, which may be met by furnishing to us or our paying agent a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify the required representations, under penalty of perjury, to obtain such exemption.

“Effectively connected” dividends are taxed at net rates applicable to “United States persons” within the meaning of the Code. Any effectively connected dividends received by an individual non-U.S. holder may be subject to a United States federal income tax at lower rates applicable to capital gain, provided that certain conditions are satisfied.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% gross rate on your earnings and profits for the taxable year that are effectively connected with the conduct of a trade or business within the United States, subject to an exemption or lower rate if provided in an applicable income tax treaty.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income or withholding tax on gain recognized on a disposition of our common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, the gain is attributable to a “permanent establishment” or, in the case of an individual non-U.S. holder, “fixed base” that you maintain in the United States,

•	you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions exist, or

•

we are or have been a United States real property holding corporation for federal income tax purposes, and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock, our common stock does not cease to be publicly traded and you are not eligible for any treaty exemption.

We have not been, are not and do not anticipate becoming, a United States real property holding corporation for United States federal income tax purposes.

Non-U.S. holders described in the first bullet point immediately above will be subject to tax on the net gain derived from a disposition of our common stock at the graduated United States federal income tax net rates applicable to a “United States person” within the meaning of the Code, except as otherwise required by an applicable income tax treaty. In addition, corporate non-U.S. holders described in the first bullet point immediately above may be subject to branch profits tax at a 30% gross rate on their effectively connected earnings and profits, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

Individual non-U.S. holders described in the second bullet point immediately above generally will be subject to a tax at a 30% gross rate on the amount by which their capital gains allocable to United States sources, including gain on a disposition of our common stock, exceed their capital losses allocable to United States sources, except as otherwise required by an applicable income tax treaty.

Federal Estate Taxes

Common stock held by a non-U.S. holder at the time of death generally will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding, currently at a 28% rate, for dividends paid to such holder unless the holder certifies under penalty of perjury that it is not a “United States person” within the meaning of the Code and neither we nor our paying agent has actual knowledge or reason to know that the holder is a United States person, or the holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a not a United States person and neither the broker nor intermediary has actual knowledge or reason to know that the beneficial owner is a United States person, or the owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement through Scott & Stringfellow, LLC, as underwriter. We have entered into an underwriting agreement with the underwriter with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table.

Name	Number of Shares
Scott & Stringfellow, LLC
Total

The underwriting agreement provides that the underwriter’s obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

Subject to these conditions, the underwriter is committed to purchase and pay for all shares of our common stock offered by this prospectus supplement. However, the underwriter is not obligated to take or pay for the shares of our common stock covered by the underwriter’s over-allotment option described below, unless and until such option is exercised.

At our request, the underwriter has reserved up to             shares of our common stock in the offering for sale to our directors, employees, members of their families and other individuals identified by us at the higher of the public offering price set forth on the cover page of this prospectus supplement or $             per share. These individuals must commit to purchase the reserved shares from an underwriter at the same time as the general public. The number of shares available for sale to the general public will be reduced to the extent these individuals purchase the reserved shares. Any reserved shares purchased by our directors or executive officers will be subject to the restrictions on re-sale included in the lock-up agreements described below. We are not making loans to these officers, directors, family members or others to purchase such shares.

Over-Allotment Option. We have granted the underwriter an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of              additional shares of common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. We will be obligated to sell these shares of common stock to the underwriter to the extent the over-allotment option is exercised. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus supplement.

Commissions and Expenses. The underwriter proposes to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $             per share. The underwriter may allow, and the dealers may re-allow, a concession not in excess of $             per share on sales to other brokers and dealers. After the public offering of our common stock, the underwriter may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriter and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of our common stock.

	Per Share	Total Without Over-Allotment Exercise	Total With Over-Allotment
Public offering price (1)	$	$	$
Underwriting discount and commissions payable by us (1)	$	$	$
Proceeds to us (before expenses) (1)	$	$	$

(1)	Our directors, executive officers and members of their families may purchase shares at $ per share or the public offering price, whichever is higher. The underwriter has agreed that the underwriting discount will be $ per share for shares purchased by such persons. The total proceeds and total price to public assumes the purchase of shares by such persons.

In addition to the underwriting discount, we will reimburse the underwriter for their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriter, regardless of whether this offering is consummated, including, without limitation, legal fees and expenses, marketing, syndication and certain travel expenses. We estimate that the total expenses of this offering, exclusive of underwriting discounts and commissions, will be approximately $            , and are payable by us.

Indemnity. We have agreed to indemnify the underwriter, and persons who control the underwriter, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of these liabilities.

Lock-Up Agreement. Except for shares held by our trust department in a fiduciary capacity, we and each of our directors and executive officers, have agreed, except in limited circumstances, for a period of 90 days after the date of the underwriting agreement, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale or otherwise dispose of or hedge, directly or indirectly, any common shares or securities convertible into, exchangeable or exercisable for any common shares or warrants or other rights to purchase our common shares or other similar securities without, in each case the prior written consent of the underwriter. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common shares, whether such transaction would be settled by delivery of common shares or other securities, in cash or otherwise.

Stabilization. In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making. In connection with this offering, the underwriter and selected dealers, if any, who are qualified market makers on The Nasdaq Capital Market, may engage in passive market making transactions in our common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Securities Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriter and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriter. Scott & Stringfellow, LLC and some of its affiliates have performed and expect to continue to perform financial advisory and investment banking services for us in the ordinary course of their respective businesses, and may have received, and may continue to receive, compensation for such services.

Our common stock is being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriter and other conditions.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, have been audited by Yount, Hyde & Barbour, P.C., our independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference.

Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Williams Mullen, Richmond, Virginia, our counsel, will pass upon the validity of the common stock to be issued by us through this prospectus supplement. Kennedy & Baris, L.L.P., Bethesda, Maryland, will pass upon certain legal matters for the underwriter in connection with this offering.

INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus supplement. As the SEC allows, incorporated documents are considered part of this prospectus supplement and the accompanying prospectus, and we can disclose important information to you by referring you to those documents.

We incorporate by reference the documents listed below, to the extent they have been filed with the SEC:

•	our annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 17, 2009;

•	our quarterly report on Form 10-Q for the period ended March 31, 2009 filed with the SEC on May 11, 2009; and

•

our current reports on Form 8-K filed February 4, 2009, March 3, 2009, March 20, 2009, March 23, 2009, March 31, 2009, April 22, 2009 (solely with respect to Item 7.01), April 23, 2009 (solely with respect to Item 8.01), April 28, 2009, June 5, 2009 and July 2, 2009.

We also incorporate by reference all documents to the extent they have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of this prospectus supplement and (2) until this offering has been completed. Information in this prospectus supplement and the accompanying prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in this prospectus supplement, the accompanying prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to Corporate Secretary, Middleburg Financial Corporation, 111 West Washington Street, Middleburg, Virginia 20117, telephone: 703-777-6327.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement relating to the offered securities. No one else is authorized to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents because our business, financial condition and results of operations may have changed since that date.

PROSPECTUS

$40,000,000

Preferred Stock

Common Stock

Warrants

Stock Purchase Contracts

Units

We may offer and sell from time to time in one or more offerings any combination of the securities listed above. The aggregate initial offering price of all securities we sell under this prospectus will not exceed $40,000,000. Offers and sales of these securities may be to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific terms for securities to be offered in one or more supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

A discussion of certain risks that you should consider in connection with an investment in the securities will be included in a supplement to this prospectus.

Our common stock is traded on the Nasdaq Capital Market under the symbol “MBRG.”

The aggregate market value of our outstanding common equity held by non-affiliates as of June 30, 2009 was approximately $53,946,493. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities will not be savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.

The date of this prospectus is July 16, 2009

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings in amounts that we will determine from time to time that do not exceed $40,000,000 in the aggregate.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement, information that is incorporated by reference into this prospectus, or other offering material containing specific information about the terms of the securities we are offering. That prospectus supplement, information incorporated by reference, or other offering material may include a discussion of any risk factors or other special considerations that apply to those securities or the specific plan of distribution. The prospectus supplement or information incorporated by reference may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement or information incorporated by reference having a later date, you should rely on the information in that prospectus supplement or incorporated information having a later date.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the SEC. The registration statement and other reports can be found on the SEC Internet site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Unless this prospectus otherwise indicates or the context otherwise requires, the terms “Middleburg Financial Corporation,” “our,” “us” and “we” as used in this prospectus refer to Middleburg Financial Corporation and our subsidiaries as a combined entity.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that electronically file documents with the SEC.

Our common stock is traded on the Nasdaq Capital Market under the symbol “MBRG.” Our reports, proxy statements and other information may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the securities we may offer. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the addresses set forth above.

We also maintain an Internet site at www.middleburgbank.com, which contains information relating to us and our business. Information contained on our Internet site is not incorporated by reference into this prospectus or the registration statement unless otherwise stated in this prospectus or any supplement.

INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

This prospectus incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus. As the SEC allows, incorporated documents are considered part of this prospectus, and we are disclosing important information to you by referring you to those documents.

We incorporate by reference the documents listed below, to the extent they have been filed with the SEC:

•	our annual report on Form 10-K for the year ended December 31, 2008;

•

the portions of our definitive proxy statement for the annual meeting of shareholders held on April 22, 2009 that have been incorporated by reference into our Form 10-K for the year ended December 31, 2008;

•	our quarterly report on Form 10-Q for the period ended March 31, 2009;

•	our current reports on Form 8-K filed February 4, 2009, March 3, 2009, March 20, 2009, March 23, 2009, March 31, 2009, April 23, 2009 (Item 8.01 only), April 28, 2009 and June 5, 2009; and

•	the description of our common stock as set forth in Form 8-A filed on April 30, 1998.

We also incorporate by reference all documents to the extent they have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of this prospectus and (2) until this offering has been completed. Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to the Corporate Secretary, Middleburg Financial Corporation, 111 West Washington Street, Middleburg, Virginia 20117.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement relating to the offered securities. No one else is authorized to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents because our business, financial condition and results of operations may have changed since that date.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain information contained in this prospectus and the documents incorporated by reference in this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import.

Such forward-looking statements involve known and unknown risks including, but not limited to, the following factors:

•	changes in general economic and business conditions in our market area;

•	changes in banking and other laws and regulations applicable to us;

•	maintaining asset qualities;

•	risks inherent in making loans such as repayment risks and fluctuating collateral values;

•	changing trends in customer profiles and behavior;

•	changes in interest rates and interest rate policies;

•	maintaining cost controls as we open or acquire new facilities;

•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;

•	the ability to continue to attract low cost core deposits to fund asset growth;

•	the ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future;

•	reliance on our management team, including our ability to attract and retain key personnel;

•	demand, development and acceptance of new products and services;

•	problems with technology utilized by us;

•	maintaining capital levels adequate to support our growth; and

•	other factors described under “Risk Factors” in our periodic and current reports filed with the SEC, which we have incorporated by reference in this prospectus.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

THE COMPANY

Middleburg Financial Corporation is a bank holding company that was incorporated under Virginia law in 1993. We conduct our primary operations through two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc., both of which are chartered under Virginia law. We have one other wholly owned subsidiary, MFC Capital Trust II, which is a Delaware Business Trust that we formed in connection with the issuance of trust preferred debt in December 2003.

Our corporate headquarters are located at 111 West Washington Street, Middleburg, Virginia 20117, and our telephone number is (703) 777-6327. Our Internet address is www.middleburgbank.com. The information contained on our website is not part of this prospectus.

Middleburg Bank

Middleburg Bank opened for business on July 1, 1924 and has continuously offered banking products and services to surrounding communities since that date. Middleburg Bank has seven full service facilities and two limited service facilities. The main office is located at 111 West Washington Street, Middleburg, Virginia 20117. Middleburg Bank has two full service facilities and one limited service facility in Leesburg, Virginia. Other full service facilities are located in Ashburn, Purcellville, Reston and Warrenton, Virginia. Middleburg Bank has a limited service facility located in Marshall, Virginia.

Middleburg Bank has one wholly owned subsidiary, Middleburg Bank Service Corporation. Middleburg Bank Service Corporation is a partner in two limited liability companies, Bankers Title Shenandoah, LLC, which sells title insurance through its members, and Bankers Insurance, LLC, which acts as a broker for insurance sales for its member banks. In addition, Middleburg Bank Service Corporation currently has an ownership interest in Infinex Financial Group, which acts as a broker dealer for sales of investment products to clients of its member banks.

Middleburg Bank owns 57.1% of the issued and outstanding membership interest units of Southern Trust Mortgage, LLC (“Southern Trust Mortgage”). The remaining 42.9% of issued and outstanding membership interest units are owned by other partners. Southern Trust Mortgage is a regional mortgage lender headquartered in Virginia Beach, Virginia and has offices in Virginia, Maryland, Georgia, North Carolina and South Carolina.

Middleburg Bank’s services include various types of checking and savings deposit accounts, and the making of business, real estate, development, mortgage, home equity, automobile and other installment, demand and term loans. Also, Middleburg Bank offers ATMs at eight facilities and at two offsite locations. Additional banking services available to our clients include, but are not limited to, internet banking, travelers’ checks, money orders, safe deposit rentals, collections, notary public and wire services. Southern Trust Mortgage offers mortgage banking services to residential borrowers in five states within the southeastern United States. Southern Trust Mortgage operates as Middleburg Mortgage within all of our financial service centers to provide mortgage banking services for our clients.

Middleburg Investment Group

Middleburg Investment Group is a non-bank holding company that was formed in the fourth quarter of 2005. It has two subsidiaries, which are wholly owned, Middleburg Trust Company and Middleburg Investment Advisors, Inc.

Middleburg Trust Company is chartered under Virginia law and opened for business in January 1994. Its main office is located at 821 East Main Street, Richmond, Virginia, 23219. Middleburg Trust Company serves primarily the greater Richmond area including the counties of Henrico, Chesterfield, Hanover, Goochland and Powhatan. In 2008, Middleburg Trust Company opened a new office in Williamsburg, Virginia. Middleburg Trust Company also serves the counties of Fairfax, Fauquier and Loudoun with staff available to several of Middleburg Bank’s facilities.

Middleburg Investment Advisors, Inc. is an investment advisor registered with the SEC. Its main office is located at 1901 North Beauregard Street, Alexandria, Virginia, 22311. Middleburg Investment Advisors primarily serves the District of Columbia metropolitan area including contingent markets in Virginia and Maryland but also has clients in 24 other states.

Middleburg Investment Group offers wealth management services through these two subsidiaries and through the investment services department of Middleburg Bank. Middleburg Trust Company provides a variety of investment management and fiduciary services including trust and estate settlement. Middleburg Trust Company can also serve as escrow agent, attorney-in-fact, and guardian of property or trustee of an IRA. Middleburg Investment Advisors provides fee based investment management services for our clients. The investment services department of Middleburg Bank provides investment brokerage services for our clients.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the offered securities for general corporate purposes, including the potential repayment to the U.S. Treasury of funds received through the Capital Purchase Program, or as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material provisions of our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and Bylaws, as amended (the “Bylaws”). Copies of the Articles of Incorporation and Bylaws have been filed with the SEC and are incorporated into this prospectus.

General

As of June 30, 2009, we had 21,000,000 shares of capital stock authorized. This authorized capital stock consisted of:

•	20,000,000 shares of common stock, par value $2.50 per share, 4,993,245 of which were outstanding; and

•	1,000,000 shares of preferred stock, par value $2.50 per share, 22,000 shares of which were outstanding.

Common Stock

Voting Rights

Each holder of common shares is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends

Holders of common shares are entitled to receive dividends when and as declared by the board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws and the preferential dividend rights of the preferred stock.

No Preemptive or Conversion Rights

Holders of our common shares do not have preemptive rights to purchase additional shares of any class of our stock, and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding common shares are fully paid and non-assessable.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of common shares (and the holders of any class or series of stock entitled to participate with the common shares in the distribution of assets) shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and distributions or provision for distributions to holders of the preferred stock having preference over the common shares.

Preferred Stock

Our board of directors may, from time to time, by action of a majority, issue shares of the authorized, undesignated preferred stock, in one or more class or series. In connection with any such issuance, the board of directors may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock.

As of the date hereof, the board of directors has created one series of preferred stock, our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), which we issued to the U.S. Treasury under the Capital Purchase Program. Pursuant to the Letter Agreement dated January 30, 2009, and the related Securities Purchase Agreement—Standard Terms (collectively, the “Purchase Agreement”), between us and the U.S. Treasury, we issued 22,000 shares of Series A Preferred Stock having a liquidation amount per share equal to $1,000. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year, prior to the payment of dividends on any shares of Junior Stock, as defined in the Articles of Amendment to our Articles of Incorporation designating such series. Pursuant to the terms of the American Reinvestment and Recovery Act of 2009, we may, subject to consultation with our federal banking agency, repay the funds we received under the Capital Purchase Program at any time.

The Series A Preferred Stock is non-voting, except in limited circumstances. Prior to the third anniversary of issuance, unless we have redeemed all of the Series A Preferred Stock or the Treasury has transferred all of the Series A Preferred Stock to a third party, the consent of the Treasury will be required for us to increase our common stock dividend or repurchase our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement. In the event that we do not pay dividends on the Series A Preferred Stock for six dividend periods, whether or not consecutive, the size of our board of directors will automatically be increased by two and the holders of the Series A Preferred Stock shall have the right to elect two directors to fill such newly created directorships at the next annual meeting and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series A Preferred Stock have been declared and paid in full. The foregoing description of the Series A Preferred Stock is qualified in its entirety by reference to the Articles of Amendment to our Articles of Incorporation designating such series.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co.

Certain Provisions of Our Articles of Incorporation and Bylaws and Virginia Law

General

Our Articles of Incorporation and Bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Special Voting Provisions

Our Articles of Incorporation currently provide that an amendment to the Articles of Incorporation shall be approved if: (a) a majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and (b) unless such action shall have been approved by at least two-thirds of the directors, holders of more than two-thirds of the issued and outstanding shares of our common stock vote in favor of such action.

In addition, our Articles of Incorporation currently provide that any merger or share exchange to which we are party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of our property, otherwise than in the usual and regular course of business, shall be approved if: (a) a majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and (b) unless such action shall have been approved by at least two-thirds of the directors, at least two-thirds of the issued and outstanding shares of our common stock vote in favor of such action.

Increasing the Number of Directors

Under the Virginia Stock Corporation Act, a board of directors may amend or repeal bylaws unless articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the board of directors from amending or repealing that bylaw. Our Articles of Incorporation do not reserve the power to amend our Bylaws to increase or decrease the number of directors exclusively to the shareholders and no Bylaw, or amendment thereto, expressly prohibits the board of directors from amending the Bylaws to increase or decrease the number of directors. According to the Virginia Stock Corporation Act, our board of directors may amend our Bylaws at any time to increase or decrease the number of directors by up to 30% of the number of directors of all classes immediately following the most recent election of directors by the shareholders. In addition, according to our Articles of Incorporation and Bylaws, the newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our board, our directors may increase the size of the board of directors and install directors opposed to the hostile takeover attempt.

Blank Check Preferred Stock

As permitted by the Virginia Stock Corporation Act, our board of directors may issue shares of preferred stock without shareholder approval. Our board of directors has the flexibility to deter attempts to gain control of us by including extraordinary voting, dividend, redemption or conversion rights in any preferred stock that it may deem appropriate to issue. We currently do not have plans to issue any shares of capital stock except as set forth in this prospectus or in the ordinary course of business under our equity compensation plans.

Inability of Shareholders to Call Special Meetings

Pursuant to our Bylaws, special meetings of stockholders may be called only by our president, the chairman of our board of directors or by the board of directors. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the president, the chairman or a majority of the board of directors to call a special meeting.

Advance Notification Requirements

Our Bylaws prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at an annual meeting of shareholders, notice of nomination must be received by our Corporate Secretary not less than 60 days and not more than 90 days prior to the date of the annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before an annual meeting of shareholders, notice must be received by our Corporate Secretary not less than 60 days and not more than 90 days prior to the date of the annual meeting. The notice must include a description of the proposed business, the reasons therefore, and other specified matters.

Effects of Virginia Anti-Takeover Statutes

The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not adopted such an amendment.

The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33.3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. However, our Bylaws contain a provision that makes these provisions inapplicable to acquisitions of our stock.

Limitations on Liability of Officers and Directors

As permitted by the Virginia Stock Corporation Act, our Articles of Incorporation contain provisions that permit us to indemnify our directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent that Virginia law prohibits indemnification or elimination of liability. These provisions do not limit or eliminate our rights or the rights of any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The rights of indemnification provided in our Articles of Incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase preferred stock, common stock or any combination of these securities. We may issue the warrants independently or together with any underlying securities, and the warrants may be attached or separate from the underlying securities. We may also issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The description of the specific terms of warrants, whether issued in a series or not, will be in a prospectus supplement accompanying this prospectus. The specific terms of the warrants as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between a prospectus supplement and this prospectus, the prospectus supplement will control.

This summary also is subject to and qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, which we will file with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” below for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Terms

The applicable prospectus supplement may describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies that investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent, if any;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant Agreements

We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a bank, trust company or other financial institution as warrant agent. We may add, replace or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

We will not qualify any warrant agreement as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. As a result, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms. Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the warrant property purchasable upon exercise of the warrant.

Form, Exchange and Transfer

We may issue the warrants in registered form or bearer form. Warrants issued in registered form—i.e., book-entry—will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form—i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement.

Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise.

Exercise and Redemption of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable prospectus supplement.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

We may redeem your warrant before it is exercised unless the applicable prospectus supplement specifies otherwise. The prospectus supplement will specify one or more redemption prices. It may also specify one or more redemption periods during which the redemption prices relating to the redemption of warrants during those periods will apply. The warrant will be redeemable at our option at any time on or after a date specified in the prospectus supplement or at any other specified time or times. If we redeem the warrant, we will do so at the specified redemption price. If different prices are specified for different redemption periods, the price that we pay will be the price that applies to the redemption period during which the warrant is redeemed.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts. Stock purchase contracts represent contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified or variable number of shares of our common stock or preferred stock, as applicable, at a future date or dates. The price per share of common stock or preferred stock, as applicable, may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events. We may issue stock purchase contracts in distinct series.

The applicable prospectus supplement will describe the terms of any stock purchase contracts. The following description and any description of stock purchase contracts in the applicable prospectus supplement is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts. We will file these documents with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” below for information on how to obtain a copy of a document when it is filed.

We may issue stock purchase contracts separately or as part of units, which we describe below. Units may consist of a stock purchase contract and beneficial interests in other securities described in this prospectus or of third parties, securing the holders’ obligations to purchase from or sell shares to us under the stock purchase contracts. These other securities may consist of preferred stock or common stock, trust preferred securities or debt obligations of third parties, including U.S. treasury securities.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•

whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	whether the stock purchase contracts will be issued in fully registered or global form; and

•	any other terms of the stock purchase contracts.

DESCRIPTION OF UNITS

General

We may issue units comprised of any combination of our preferred stock, common stock, warrants and stock purchase contracts. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe the financial and other specific terms of specific units in the prospectus supplement accompanying this prospectus. The following description and any description of units in the applicable prospectus supplement is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. We will file these documents with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” above for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Warrants” and “Description of Stock Purchase Contracts,” will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION

We may offer the securities in this prospectus from time to time as follows:

•	to or through underwriters or dealers;

•	directly to other purchasers;

•	through designated agents; or

•	through a combination of any of these methods.

Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

In some cases, we may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus and the applicable prospectus supplement may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement. This prospectus and applicable prospectus supplement may also be used by us and our affiliates in connection with offers and sales relating to the initial sale of the securities and any market making transactions in the securities. These transactions may be executed at negotiated prices that are related to prevailing market prices at the time of sale, or at other prices. We and our affiliates may act as principal or agent in these transactions.

The securities (including securities issued or to be issued by us or securities borrowed from third parties in connection with arrangements under which we agree to issue securities to underwriters or their affiliates on a delayed or contingent basis) that we distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

We may solicit, or may authorize underwriters, dealers or agents to solicit, offers to purchase securities directly from the public from time to time, including pursuant to contracts that provide for payment and delivery on future dates. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions that we may pay the agents and will describe the material terms of any such delayed delivery arrangements, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions that they receive from us, and any profit on the resale of the securities that they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement will be traded on the Nasdaq Capital Market, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. If we sell a security offered by this prospectus to an underwriter for public offering or sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

We may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities that may entitle these persons to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases of the offered securities or any underlying securities made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, have been audited by Yount, Hyde & Barbour, P.C., our independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference.

Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, Williams Mullen, Richmond, Virginia, our counsel, will pass upon the validity of the securities to be issued by us through this prospectus.

Shares

Common Stock

PROSPECTUS

SUPPLEMENT

SCOTT & STRINGFELLOW, LLC

                    , 2009